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Exhibit 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.
QUARTERLY STATEMENTS OF OPERATIONS(1)
(UNAUDITED)

	2009			2008				2007
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Operating revenue	$3,054	$3,090	$3,173	$3,315	$3,379	$3,382	$3,399	$3,435	$3,434	$3,463	$3,446
Operating expenses:
Cost of sales (exclusive of depreciation and amortization):
Facility costs	377	398	419	463	550	552	556	550	558	567	589
Employee-related costs	306	301	295	308	373	314	375	339	347	347	350
Equipment sales costs	129	109	95	121	146	137	119	151	127	122	118
Other	120	126	119	131	163	146	131	144	140	133	121

Total cost of sales	932	934	928	1,023	1,232	1,149	1,181	1,184	1,172	1,169	1,178

Selling:
Employee-related costs	248	266	294	291	295	291	292	281	287	293	279
Marketing, advertising and external commissions	134	136	137	148	151	139	149	164	153	150	135
Other	78	92	117	112	129	102	109	101	110	102	107

Total selling	460	494	548	551	575	532	550	546	550	545	521

General, administrative and other operating:
Employee-related costs	161	172	158	139	121	110	119	112	118	118	144
Taxes and fees	160	152	145	148	155	123	163	161	164	178	159
Real estate and occupancy cost	110	107	108	106	117	114	117	109	114	111	111
Other	165	162	164	188	126	212	173	186	518	193	202

Total general, administrative and other operating	596	593	575	581	519	559	572	568	914	600	616

Depreciation and amortization	581	578	573	601	599	578	576	613	619	615	612

Total operating expenses	2,569	2,599	2,624	2,756	2,925	2,818	2,879	2,911	3,255	2,929	2,927

Operating income	485	491	549	559	454	564	520	524	179	534	519

Other expense (income)—net:
Interest expense—net	274	276	260	264	263	270	272	279	283	285	292
Other—net	—	(2)	(9)	5	(27)	(4)	3	(3)	(9)	14	(5)

Total other expense (income)—net	274	274	251	269	236	266	275	276	274	299	287

Income (loss) before income taxes	211	217	298	290	218	298	245	248	(95)	235	232
Income tax (expense) benefit	(75)	(5)	(92)	(113)	(73)	(118)	(95)	106	2,166	—	(2)

Net income	$136	$212	$206	$177	$145	$180	$150	$354	$2,071	$235	$230

(1)
We have reclassified certain prior year amounts to conform to the current quarter presentation.

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  Exhibit 99.2
QWEST COMMUNICATIONS INTERNATIONAL INC. QUARTERLY STATEMENTS OF OPERATIONS(1) (UNAUDITED)